Exhibit 5.1

SUITE 300, 204 BLACK STREET WHITEHORSE, YUKON Y1A 2M9 TELEPHONE: 867-668-5252 FAX: 867-668-5251 E-MAIL: lackowicz.hoffman@yukonlaw.com

IN ASSOCIATION WITH

Reply Attention To: Paul W. Lackowicz DIRECT E-MAIL:plackowicz@yukonlaw.com Our File No: 38447

March 12, 2014

Catamaran Corporation

1600 McConnor Parkway

Schaumburg, Illinois

60173-6801

Dear Sirs/Mesdames:

Re:	Catamaran Corporation (the “Corporation”) / Filing of
Registration Statement on Form S-3 with the SEC

You have requested that we provide, as Yukon counsel, the following opinion in connection with the filing of the Corporation’s Registration Statement on Form S-3 on March 6, 2014 with the Securities and Exchange Commission under the Securities Act of 1933. Such registration statement, including the documents incorporated by reference therein and a base prospectus dated March 6, 2014, the preliminary prospectus supplement dated March 6¸ 2014 and a final prospectus supplement dated March 7, 2014 are collectively referred to herein as the “Registration Statement.”

The Registration Statement relates to the issuance and sale today (the “Offering”) by the Corporation of $500,000,000 principal amount of 4.75% Senior Notes due 2021 (the “Notes”) pursuant to an underwriting agreement dated March 7, 2014 (the “Underwriting Agreement”) among the Corporation, the direct and indirect subsidiaries of the Corporation party thereto (the

“Guarantors”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Canada Inc., as representatives of the several underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”). The Notes have been guaranteed by the Guarantors. The Notes have been issued pursuant to an indenture (the “Base Indenture”) dated as of March 6, 2014 between the Corporation and Wilmington Trust, National Association, as trustee thereunder (the “Trustee”) as supplemented by a supplemental indenture dated as of the date hereof to the Base Indenture among the Corporation, the Guarantors and the Trustee (together with the Base Indenture, the “Indenture”).

PAUL W. LACKOWICZ BRUCE L. WILLIS, Q.C.	DEBBIE P. HOFFMAN BRENDA F. SMICHURAJEROME	GEORGE A. ASQUITH NORAH E. MOONEY

File No. 38447

Scope of Review

For the purposes of our opinion, we have examined the following documents:

a. an emailed copy of the Registration Statement;

b. an emailed copy of the Underwriting Agreement;

c. an emailed copy of the Indenture;

d. a certificate of the Senior Vice-President, General Counsel an Corporate Secretary of the Corporation dated March 12, 2014 certifying the resolutions of the directors of the Corporation adopted on March 5, 2014 and the resolutions of the Special Committee of the Board of Directors of the Corporation adopted on March 7, 2014 and verifying certain matters of fact relating to the Offering;

e. a Certificate of Status for the Corporation issued on March 12, 2014 by the Yukon Registrar of Corporations under the Business Corporations Act (Yukon) (the “YBCA”); and

f. the articles of continuance and by-laws of the Corporation kept in the Corporation’s minute book located at our office.

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

1. The genuineness of all signatures;

2. The authenticity and completeness of all documents submitted to us as originals;

3. The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received and that the documents emailed to our office and referred to in this letter were duly signed and delivered by the parties thereto in the forms submitted to us;

File No. 38447

4. The accuracy, completeness and truth of all facts set forth in the Corporation’s minute book or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

5. Pursuant to the governing law of each of the Underwriting Agreement and the Indenture, such document will be a valid, binding and enforceable agreement or other obligation of all the signatories thereto, other than the Corporation; and

6. The consideration for the issuance of the Notes will be received by the Corporation at or prior to the time of issuance of the Notes.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by laws, other than those of the Yukon Territory and the federal laws of Canada applicable therein, in effect as at the date of this opinion (“Yukon Law”).

Opinion

Based and relying on the foregoing, we are of the opinion that:

1. The Corporation is a corporation continued and existing under the YBCA and has not been dissolved under the YBCA.

2. All necessary corporate action has been taken by the Corporation to authorize the filing of the Registration Statement with the Securities and Exchange Commission.

3. The execution and delivery of the Indenture by the Corporation have been duly authorized by all necessary corporate action by the Corporation.

4. The Notes have been duly authorized by the Corporation.

5. The Notes have been validly issued by the Corporation.

This opinion is furnished solely for the benefit of the addressee hereof and may not be used, circulated, quoted, relied upon or distributed, or otherwise referred to by any other person or entity or for any other purpose without our prior written consent, except that Sidley Austin LLP shall be entitled to rely on the opinions with respect to matters set forth herein that are governed by Yukon Law, for the sole purpose of rendering its opinion letter of even date herewith in connection with the

File No. 38447

Registration Statement

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

LACKOWICZ & HOFFMAN

“/s/ Lackowicz & Hoffman”